Press Contact:    Nicole Anderson
Ciena Corporation
(877) 857-7377
pr@ciena.com

Investor Contact:    Gregg Lampf
Ciena Corporation
(877) 243-6273
ir@ciena.com
FOR IMMEDIATE RELEASE

Morin to Step Down as Ciena Senior Vice President of Worldwide Sales and Field Operations

HANOVER, Md. – August 13, 2015 – Ciena (NYSE: CIEN), the network specialist, today announced that Philippe Morin will step down as senior vice president of worldwide sales and field operations, effective October 31, 2015. Morin joined Ciena through its acquisition of Nortel’s Metro Ethernet Networks (MEN) business in March 2010, having served in various leadership positions for more than 20 years at Nortel.

“Philippe played an instrumental role in Ciena’s successful integration of the Nortel MEN business and has made significant contributions toward our continued growth and diversification as we lead the industry into a new era of open, software-defined, multi-vendor networking,” said Gary B. Smith, president and CEO, Ciena. “On behalf of the entire Ciena team, we thank Philippe for his dedicated leadership and wish him the very best as he pursues his next challenge.”

Supported by a strong and stable management team, succession planning is underway to ensure a smooth transition for Ciena customers and the global field organization upon Morin’s departure.

###

About Ciena
Ciena (NYSE: CIEN) is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. Ciena leverages its deep expertise in packet and optical networking and distributed software automation to deliver solutions in alignment with its OPn architecture for next-generation networks. We enable a high-scale, programmable infrastructure that can be controlled and adapted by network-level applications, and provide open interfaces to coordinate computing, storage and network resources in a unified, virtualized environment. For updates on Ciena news, follow us on Twitter @Ciena or LinkedIn at http://www.linkedin.com/company/ciena. Investors are encouraged to review the Investors section of our website at www.ciena.com/investors, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use.

Note to Ciena Investors
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on June 10, 2015. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.